UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2009
HEALTHSTREAM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	000-27701	62-1443555

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
209 10th Avenue South, Suite 450, Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 301- 3100

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 17, 2009, HealthStream, Inc., a Tennessee corporation (the “Company”) entered into the Third Amendment to Loan Agreement, by and between the Company and SunTrust Bank, a Georgia banking corporation (“SunTrust”) in connection with the revolving credit facility previously extended to the Company by SunTrust (the “Revolving Credit Facility”).
The material terms of the Third Amendment to the Revolving Credit Facility are as follows:
Maturity:
The maturity date of the Revolving Credit Facility was extended to July 21, 2011.
Collateral and Guarantees:
The obligations under the Revolving Credit Facility are guaranteed by each of the Company’s subsidiaries.
Interest:
The interest rate was changed to LIBOR plus a margin determined in accordance with a pricing grid.
Fees:
The Company was not subject to any amendment fees, but did incur a 10 basis point commitment fee and agreed to reimburse SunTrust expenses in connection with extending the Revolving Credit Facility. The Company’s fee for unused funds was increased from 10 to 25 basis points per annum of the average daily unused amount of the loan.
Certain Covenants:
The Company is required to meet certain financial tests under the Revolving Credit Facility. Under the Amendment, the Company is also subject to a Tangible Net Worth requirement, as defined. The Tangible Net Worth covenant was part of the original Revolving Credit Facility and was eliminated in a subsequent amendment. This Third Amendment reinstates the Tangible Net Worth covenant.
The foregoing description of the amendment to the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Third Amendment to Loan Agreement, which is attached hereto as Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
The information under Item 1.01 above is incorporated by reference hereunder.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amendment to Loan Agreement, dated as of July 17, 2009, by and between HealthStream, Inc., as borrower, and SunTrust Bank, as lender.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSTREAM, INC.
July 17, 2009	By:	/s/ Gerard M. Hayden, Jr.
Gerard M. Hayden, Jr.
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Third Amendment to Loan Agreement, dated as of July 17, 2009, by and between HealthStream, Inc., as borrower, and SunTrust Bank, as lender.